Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

Barry E. Stewart

Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Announces it Will Require Additional Time to File its First Quarter 2005 Form 10-Q

ORLANDO, FLA. – May 24, 2005 - Rotech Healthcare Inc. (Pink Sheets: ROHI.PK) (the “Company”) today announced that it was unable to file its Form 10-Q for the quarter ended March 31, 2005 within the five-calendar day extension period provided under Rule 12b-25 of the Securities Exchange Act of 1934. As previously announced, the Company currently is evaluating the accounts receivable, related allowance accounts and the associated methodology it has used since its predecessor’s emergence from bankruptcy in March 2002. The Company has not yet completed this evaluation. The current analysis indicates that there is nothing the Company is reviewing at this time that is expected to have an impact on cash balances. As a result of the ongoing evaluation, the Company will be delayed in filing its Form 10-Q for the quarter ended March 31, 2005. The delay in this filing has resulted in a technical default under the Company’s credit agreement and indenture, which default is subject to a cure period of 30-days under the credit agreement and 60-days under the indenture.

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 475 operating centers, located principally in non-urban markets. The Company’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Caution Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to the review of the Company’s accounting and accounting policies, establishment and maintenance of the allowance for accounts receivable reserve, audit of consolidated financial statements, new determinations and calculations, time to complete the review and audit and internal controls over financial reporting. Actual events or results may differ materially from the Company’s expectations. There can be no assurance that the review or subsequent processes or filings will be timely completed, that any modifications or changes can be timely or effectively implemented, that errors or internal control deficiencies or weaknesses will not be identified during the preparation and audit of the consolidated financial statements nor that adjustments for other periods will not be required. In addition, our financial results and stock price may suffer as a result of this review and any subsequent determinations from this process or any actions taken by governmental or other regulatory bodies as a result of this process. Additional information concerning these and other risk factors affecting the Company’s business can be found in the Company’s public periodic filings with the Securities and Exchange Commission, available via the Company’s web site at http://www.rotech.com. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.